Exhibit 3.1.2

COMMONWEALTH OF VIRGINIA
STATE CORPORATION COMMISSION

ARTICLES OF AMENDMENT
OF
OLD DOMINION FREIGHT LINE, INC.

The undersigned, on behalf of the corporation set forth below, pursuant to Title 13.1, Chapter 9, Article 11 of the Code of Virginia, states as follows:

1.	The name of the corporation is Old Dominion Freight Line, Inc. (the “Corporation”).

2.	The Corporation has adopted an amendment to Article II of its Amended and Restated Articles of Incorporation, restating Article II in its entirety as follows:

II.

The Corporation shall have the authority to issue One Hundred Forty Million (140,000,000) shares of Common Stock having a par value of Ten Cents ($0.10) per share.

3.	The foregoing amendment was adopted on May 22, 2012.

4.	The amendment was proposed by the board of directors and submitted to the shareholders in accordance with the provisions of Title 13.1, Chapter 9 of the Code of Virginia, and:

(a)	The designation, number of outstanding shares, and number of votes entitled to be cast by the holders of the Corporation's common stock, the only group entitled to vote on the amendment, were:

Designation        Number of outstanding shares     Number of votes

Common Stock        57,443,324            57,443,324

(b)     The total number of undisputed votes cast for the amendment was:

Voting group                Total undisputed votes FOR

Holders of Common Stock            50,670,376

(c)	And the number cast for the amendment was sufficient for approval.

Executed in the name of the Corporation by:

/s/ Ross H. Parr                    May 23, 2012
Signature                    Date

Ross H. Parr	Vice President - Legal Affairs, General Counsel

Name	and Secretary
Title

0060493-4
Corporation's SCC ID #